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                                                                    EXHIBIT 23.2

                              CONSENT OF KPMG LLP

To the Board of Directors
Sanmina-SCI Corporation:

We consent to the use of our report dated October 28, 2002, except as to Note 13, as to which the date is March 19, 2003, with respect to the consolidated balance sheet of Sanmina-SCI Corporation as of September 28, 2002, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for the year ended September 28, 2002 included in this Form S-4 registration statement, and to the reference to our Firm under the heading "Experts" in the prospectus. Our report dated October 28, 2002, except as to Note 13, as to which the date is March 19, 2003, contains an explanatory paragraph describing the Company's change in accounting for goodwill and other intangible assets.

/s/ KPMG LLP

Mountain View, California
May 9, 2003